Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Name of Company	State or Country of Incorporation
4D Directional Services, L.L.C.	United States, Delaware
Helmerich & Payne (Argentina) Drilling Co	United States, Oklahoma
Helmerich & Payne (Boulder) Drilling Co.	United States, Oklahoma
Helmerich & Payne (Colombia) Drilling Co.	United States, Oklahoma
Helmerich & Payne Corporate Ventures, LLC	United States, Delaware
Helmerich & Payne del Ecuador, Inc.	United States, Oklahoma
Helmerich & Payne de Venezuela, C.A.	Venezuela
Helmerich & Payne Equatorial Guinea, S.A.R.L.	Equatorial Guinea*
Helmerich & Payne International Drilling Co.	United States, Delaware
Helmerich & Payne International Holdings, LLC	United States, Delaware
Helmerich & Payne Management, LLC	United States, Delaware
Helmerich & Payne Offshore, LLC	United States, Delaware
Helmerich & Payne Properties, Inc.	United States, Oklahoma
Helmerich & Payne Rasco, Inc.	United States, Oklahoma
Helmerich & Payne Technologies, LLC	United States, Delaware
Helmerich & Payne Technologies UK Ltd.	United Kingdom
Helmerich and Payne Technologies Private Limited	India
HP Falcon Investments, LLC	United States, Delaware
HP Middle East Holdings, LLC	United States, Delaware
HPO HOLDCO, LLC	United States, Delaware
Helmerich and Payne Drilling Muscat LLC	Oman
DrillScan Asia & Middle East Pte. LTD	Singapore
DrillScan Energy SAS	France
DrillScan Europe SAS	France
DrillScan SAS	France
DrillScan US, Inc.	United States, Texas
Magnetic Variation Services, LLC	United States, Colorado
Motive Drilling Technologies, Inc.	United States, Delaware
Helmerich & Payne Technologies Canada, Inc.	Canada, Alberta
Scissortail Assurance, LLC	United States, Oklahoma
Surcon, Ltd.	United States, Colorado
Space Center, Inc.	United States, Oklahoma
Utica Resources Co.	United States, Oklahoma
Utica Square Shopping Center, Inc.	United States, Oklahoma
White Eagle Assurance Company	United States, Vermont

*Helmerich & Payne Rasco, Inc. holds 65% of the share capital of Helmerich & Payne Equatorial Guinea, S.A.R.L.